Exhibit 10.2
TRANSITIONAL SERVICES AGREEMENT
This Transitional Services Agreement (this "Agreement"), dated as of February 6, 2013, by and between PFIZER INC., a Delaware corporation ("Pfizer") and Zoetis Inc., a Delaware corporation (the "Company") (each, a "Party" and collectively, the "Parties").
RECITALS
WHEREAS, pursuant to that certain Global Separation Agreement by and between Pfizer and the Company, dated on or about the date hereof (the “Separation Agreement”), Local Separation Agreements and the other Ancillary Agreements, Pfizer has transferred the Animal Health Business (as defined in the Separation Agreement) to the Company and the Company will cease to be a wholly owned subsidiary of Pfizer, as more fully described therein and in the other Ancillary Agreements;
WHEREAS, in order to provide for an orderly transition under the Separation Agreement, Pfizer and the Company have agreed to enter into this Agreement, pursuant to which Pfizer will continue to provide, or cause its Affiliates to continue to provide, certain services to the Company Group.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the signatories covenant and agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Separation Agreement. The following terms used herein have the following meanings:
“Breaching Party” shall have the meaning set forth in Section 4.2(c).
“Costs” means Internal Costs and Third Party Costs, collectively.
“Effective Date” shall have the meaning set forth for such term in the Separation Agreement.
“EU VAT Directive” shall mean Council Directive 2006/112/EC.
“Excluded Services” shall have the meaning set forth in Section 2.1.
“Exit Plan” shall have the meaning set forth in Section 2.8.
“Information System Addition” shall have the meaning set forth in Section 2.3(b).
“Internal Costs” means all FTE (full time equivalent) rates for employees of Pfizer or its Affiliates in the provision of the Services, together with overhead costs and other relevant indirect internal costs attributable to the performance of the Services, collectively.
“Monthly Service Fee” shall have the meaning set forth in Section 5.1(a).
“Non-Breaching Party” shall have the meaning set forth in Section 4.2(c).
“Pfizer Managed Control or Process” shall have the meaning set forth in Section 2.11.
“Proceeding” shall have the meaning set forth in Section 9.1.
“Service Change” shall have the meaning set forth in Section 2.5(b).
"Service Commencement Date" means January 1, 2013 in the United States and December 1, 2012 outside of the United States.
“Service Exit Costs” means any Costs reasonably incurred by Pfizer or its Affiliates in planning and executing the migration of Services to the Company or a third party service provider, including joint migration planning, data extraction, final data migration, and de-commissioning or removal of any Information System Addition.

“Service Fee” shall have the meaning set forth in Section 5.1(a).
“Service Functional Lead” shall have the meaning set forth in Section 2.4.
“Service Noncompliance” shall mean Pfizer’s failure to provide the Services in the manner set forth in Section 2.2(a) after receipt of written notice from the Company specifying the details of such noncompliance and Pfizer’s failure to cure such noncompliance as soon as reasonably practicable but not later than fifteen (15) Business Days after Pfizer’s receipt of such notice; provided, that notwithstanding the foregoing, a Service Noncompliance shall not be deemed to occur if and to the extent Pfizer is not able to provide the Services as a result of (i) acts, omissions or contingencies not under its control or (ii) the Company’s breach of this Agreement.
“Services” shall have the meaning set forth in Section 2.1.
“Set-Up Costs” means any Costs incurred by Pfizer or its Affiliates after the date hereof in connection with preparation activities reasonably required to make the Services available to the Company.
“Term” shall have the meaning set forth in Section 4.1.
“Third-Party Costs” means all payments to Third Parties, other Third-Party costs or fees, and any other out-of-pocket expenses reasonably determined to be attributable to the provision of the Services.
“TSA Executive” shall have the meaning set forth in Section 2.4.
“TSA Manager” shall have the meaning set forth in Section 2.4.
“VAT” shall mean, in relation to any jurisdiction within the European Union, the value added tax provided for in the EU VAT Directive and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.
SECTION 1.2 Other Definitional Provisions; Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.
ARTICLE II
SERVICES; STANDARD OF PERFORMANCE
SECTION 2.1 Services. Subject to the terms and conditions of this Agreement, Pfizer agrees to perform for and provide to the Company and the applicable members of the Company Group the services identified in Exhibit A hereto, as such Exhibit A may be from time to time supplemented or modified in accordance with the provisions of this Agreement (the “Services”). It is understood that the Services do not include, and Pfizer will not be obligated hereunder to perform or provide to the Company or any members of the Company Group, any services not expressly set forth in Exhibit A hereto (the “Excluded Services”). The provision to the Company or any member of the Company Group of the Excluded Services shall be discontinued on the Effective Date.
SECTION 2.2 Standard and Manner of Performance.
(a) Pfizer shall provide the Services with reasonable skill and care. Notwithstanding the foregoing and without limiting any other provision of this Agreement (including any schedule, exhibit or appendix hereto) unless otherwise agreed by the Parties in writing, the standard of care for provision of Services shall be no less than the level of skill and care as is currently being provided to the Animal Health Business and has been provided in the twelve (12) months preceding the Effective Date.
(b) Pfizer shall have the right to perform its obligations under this Agreement through one or more of its Affiliates, and each of the foregoing may hire third party service providers, subcontractors and consultants to perform any of Pfizer’s obligations hereunder, including to provide all or part of any Service hereunder; provided, however, that Pfizer shall in all cases retain responsibility for the provision to the Company Group of the Services in accordance with this Agreement.

(c) As between the Parties, except as otherwise agreed by the Parties in writing, Pfizer shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel and third party service providers in connection with performance of the Services. All such personnel and third party service providers so assigned to perform the Services shall be appropriately skilled and qualified to do so as reasonably determined by Pfizer.
(d) Notwithstanding anything to the contrary herein, no member of the Pfizer Group shall be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or third party service providers in connection with its obligation to provide Services hereunder.
SECTION 2.3 Protection of Pfizer Information Systems.
(a) In providing information technology Services to the Company Group, Pfizer shall have the right to implement reasonable processes under which there will be no greater threat to Pfizer’s information technology operating environment than would exist in the absence of the provision of such Services.
(b) If, in connection with the provision of any Services under this Agreement, Pfizer implements any information technology connections, firewalls or the like (“Information System Additions”) specifically in connection with the provision of such Services and that would not have otherwise been implemented in the absence of the provision of the Services, the costs of implementing such measures shall be borne by the Company, unless specifically provided otherwise in a schedule, exhibit or appendix hereto or otherwise agreed to in writing by Pfizer.
SECTION 2.4 Service Functional Leads and TSA Manager. Each Party shall designate individuals to be the primary representatives for such Party with respect to each of the functional areas of the Services (e.g., information technology, etc.) (each, a Service Functional Lead”). Each Party shall also designate one individual to be the primary liaison between the Parties for the provision of and the transfer of responsibility for the Services (each, a “TSA Manager”). A Party may replace any of its Service Functional Leads or its TSA Manager at any time upon written notice to the other Party. The Parties agree that any issues arising under this Agreement in relation to a particular Service will be raised first between the Service Functional Leads responsible for the functional area of the relevant Service before being referred to the TSA Manager. All of the Service Functional Leads, under the direction of the TSA Managers, shall meet regularly in person, telephonically, or as they otherwise agree at regular intervals agreed by the TSA Managers during the Term, to discuss any issues arising under this Agreement that have not been resolved by the Service Functional Leads and the need for any modifications or additions to this Agreement. Each Party shall designate a senior executive to supervise the activity of the relevant TSA Managers (the “TSA Executive”). The TSA Executives shall meet at least quarterly during the Term in person, telephonically or as they otherwise agree to review delivery of Services and assess requests for modifications or additions to the Services, resolve disputes (in accordance with Section 9.1) and perform such other activities as the TSA Executives may agree.
SECTION 2.5 Service Changes.
(a) Pfizer shall be required to provide the Services only for the benefit of the members of the Company Group, only to the same scope, and only for the same volume of Services (plus any organic internal growth in such volume that is reasonably expected as of the Effective Date), and only to the same locations, that such Services were provided by Pfizer to the Animal Health Business in the ordinary course as of the Effective Date. If the Company desires to have any Service provided to any member of the Company Group increased in scope or volume in a material way beyond the manner in which such Service is provided by Pfizer to the Animal Health Business in the ordinary course as of the Effective Date (plus any such reasonably expected organic internal growth in volume), the Company shall provide a written request to Pfizer for such increase in scope or volume of the Services, and Pfizer shall only be required to provide such increase in scope or volume of the Services if (i) such increase arises from organic internal growth (as opposed to mergers, acquisitions, consolidations or reorganizations), (ii) in Pfizer's sole judgment, Pfizer considers it commercially reasonable and the provision of such increase in scope or volume does not materially adversely affect any of Pfizer's other obligations and commitments and would not require Pfizer to provide any Services that it cannot provide using its then-current ordinary course resources and capabilities and (iii) all Costs incurred in providing such increased scope or volume of Services shall be borne by the Company. Except in connection with relocations expressly contemplated in connection with the Transactions, if the Company desires to change the location to which any Service is provided to any member of the Company Group from the location to which such Service was provided by Pfizer to the Animal Health Business in the ordinary course as of the Effective Date, the Company shall provide a written request to Pfizer for such change of locations, and Pfizer shall only be required to provide the applicable Service to the new location if in Pfizer's sole judgment, the change in location does not materially adversely affect Pfizer's ability to provide the applicable Service. All Costs incurred in changing the location of any Service shall be borne by the Company.
(b) To the extent that either Party desires a change to the term and/or scope of a Service (a “Service Change”) and such proposed Service Change is not governed by the foregoing Section 2.5(a), such Party may submit such proposed Service Change in writing to the TSA Manager of the other Party. Any Service Change may only be implemented upon the mutual written consent of both Parties (including, if applicable, an agreement in writing by both Parties of the increase or decrease in costs for such Service Change).
SECTION 2.6 Changes to the Manner of Performance. Pfizer may make changes from time to time in the manner of performing the Services if Pfizer is making similar changes in performing services for itself and/or its Affiliates; provided that Pfizer (a) may not terminate any Service, except pursuant to Article IV, and (b) will provide the Company with at least ninety (90) days’ prior written notice of any such changes that are material to the Company’s operation of its business. Except as provided in subsection (a) of the preceding sentence, nothing in this Agreement shall require Pfizer to provide Services at a level that is greater than the level at which Pfizer is then providing comparable services to itself and/or its Affiliates; provided, however, that if Pfizer ceases to provide such a comparable service to itself and/or its Affiliates, then Pfizer shall continue to provide such Services to the Company at the same level at which such Services are then being provided to the Company.
SECTION 2.7 Third Party Terms and Conditions; Consents. The Company hereby acknowledges and agrees that the Services provided by Pfizer through third party service providers, subcontractors or consultants, or using third party assets, including Intellectual Property, are subject to the terms and conditions of any applicable agreements with such third parties. Additionally, all members of the Company Group shall cooperate with and assist Pfizer in obtaining any consent, authorization, order or approval of, or any exemption by, any third party required to be obtained or made by Pfizer (or its Affiliates or third party service providers or subcontractors) for the performance of Pfizer’s obligations under this Agreement; provided that neither Party shall be obligated to incur any cost to obtain any such consent, authorization, order, approval or exemption, except that if any monies must be expended to pay for a consent, authorization, order, approval or exemption, or for the assignment of or for the purchase of any Intellectual Property or other assets to provide the Services to the Company Group, such costs shall be borne by the Company. If Pfizer is unable to obtain any required consents, authorizations, orders, approvals or exemptions, the Parties shall use commercially reasonable efforts to (a) negotiate in good faith reasonable modifications of the Services such that such consents, authorizations, orders, approvals or exemptions are not required and (b) implement such modifications. Pfizer will not be in breach of this Agreement as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any such consent, so long as it has otherwise complied with this Section 2.7. For the avoidance of doubt, if any consent, authorization, order, approval or exemption is required to be obtained or made with respect to any third party relationship for the receipt of Services, the Company shall be solely responsible for obtaining any such consent, authorization, order, approval or exemption, at its sole cost and expense.
SECTION 2.8 Transitional Nature of Services; Exit Plan and Assistance. The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, the Company agrees to use reasonable best efforts to make a transition of each Service to its own internal organization or to obtain alternate third party sources to provide the Services. In connection therewith, the Company shall comply with all provisions of the detailed written exit plan which sets forth how all members of the Company Group will transition from each of the Services provided hereunder in a timely and efficient manner without material risk or disruption to either the Company or to Pfizer and no later than the date for such Services specified on Exhibit A (the "Exit Plan"). The Exit Plan for each Service shall be prepared by the Company and provided to Pfizer no later than: (i) March 1, 2013, for Services with a Service Period of six (6) months or less; (ii) May 1, 2013, for Services with a Service Period of between seven to twelve (7-12) months; and (iii) June 1, 2013, for Services with a Service Period of more than twelve (12) months. Each Exit Plan shall be subject to Pfizer's written consent, which shall not be unreasonably withheld or delayed. Pfizer shall, at the Company's cost, provide the Company with assistance reasonably necessary to transition the Services to the Company in accordance with the Exit Plan; provided that Pfizer shall only be obligated to provide such assistance that is set forth in the Exit Plan. The specific services and timing in connection with such Pfizer assistance shall be as mutually agreed to by the Parties. Any Costs incurred by Pfizer in connection with providing such assistance shall be a Service Exit Cost and shall be paid by the Company in accordance with Section 5.1(a). For clarity, notwithstanding the foregoing, Pfizer shall not be obligated to provide any services that either (a) Pfizer cannot provide using its then-current ordinary course resources and capabilities, giving due consideration to other obligations or (b) the Company is reasonably able to provide to itself or that are reasonably obtainable from third party service providers. The foregoing assistance is deemed a "Service" for purposes of this Agreement.
SECTION 2.9 Cooperation.
(a) The Company agrees that it shall timely provide to the Pfizer Group, at no cost to Pfizer, access to such personnel, facilities, assets and information, books and records of the Company Group, and provide timely decisions, approvals and acceptances, in each case as may be reasonably necessary to enable Pfizer to perform its obligations under this Agreement in a timely and efficient manner.
(b) Without limiting the foregoing in this Section 2.9, each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder timely and in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notification of the other Party in advance of any changes to a Party’s operating environment or personnel, and working with the other Party to minimize the effect of such changes.
SECTION 2.10 Compliance.
(a) The Services provided hereunder may be provided to all members of the Company Group and the receipt of the Services may involve the Company Group's third party service providers, subcontractors and consultants. The Company shall be responsible for its Affiliates', and its and their third party service providers', subcontractors' and consultants', compliance with the terms and conditions of this Agreement.
(b)The Company acknowledges and agrees that Pfizer shall not, and may refuse to, provide any Service to the extent that the provision of such Service would require any member of the Pfizer Group, or any of its directors, officers, employees, agents or Subsidiaries, to violate (i) any applicable Laws (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010) or (ii) any Pfizer policies and/or procedures. Pfizer and the Company shall at all times comply with all applicable Laws in connection with the Services.
(c) Unless otherwise agreed by the Parties in writing, the Company shall and shall cause each member of the Company Group receiving Services hereunder to follow the policies, procedures and practices with respect to the Services followed by Pfizer, including those in effect immediately prior to the Effective Date and any changes to such policies, procedures and practices required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) or due to the Transactions following the Effective Date. Without limiting the foregoing, the Company shall and shall cause each member of the Company Group receiving Services hereunder to continue to follow Pfizer Corporate Policy 202 (Anti-Bribery and Anti-Corruption), Pfizer Corporate Procedure 215 (International Anti-Bribery and Anti-Corruption) and any local implementing Standard Operating Procedures (“SOPs”) with respect to the Services. Where the Company or any member of the Company Group lacks access to specific Pfizer systems or resources identified in Pfizer Corporate Procedure 215 or implementing SOPs, the Company shall make reasonable efforts to create and maintain substitute systems or resources. Without limiting the foregoing, in connection with Services related to reimbursement of personnel time or expenses, the Company agrees that it shall audit and monitor such reimbursements for improper activity. Without limiting the foregoing, the Company shall comply with all Pfizer policies, procedures and regulations relating to continuity of business, computer and network security measures and data encryption, including any security requirements reasonably requested by Pfizer. The Company shall comply with and shall cause each member of the Company Group to comply at all times with all applicable Laws in connection with the Services and the operation of the AH Business from and after the Effective Date. Any Costs associated with any Compliance-related audit of the Company or any member of the Company Group shall be borne by the Company.
(d) During the Term, the Company shall not incorporate in any database to which the Company is provided with access hereunder any data or other information regarding any compounds that are owned by, or otherwise subject to the rights of, any Third Party.
(e) Prior to the Distribution, if effected, the Parties shall discuss in good faith, any amendments or modifications of this Section 2.10 reasonably requested by either the Company or Pfizer in light of the Services then being performed and the relevant compliance policies and procedures adopted and implemented by the Company.
SECTION 2.11 Internal Audits of Pfizer Managed Controls and Processes.
The Parties acknowledge and agree that Pfizer will, in the ordinary course of its business, conduct audits and testing of certain controls, processes and procedures that relate to the Services provided to the Company under this Agreement (a "Pfizer Managed Control or Process"). Pfizer agrees that as soon as reasonably practicable following the completion of such audit and testing, Pfizer will provide the Company with reasonable access to the audit or controls testing documentation for any such Pfizer Managed Control or Process that is material to the Company's business. Notwithstanding the foregoing, Pfizer's responsibility shall be limited to providing reasonable access to audit or controls testing documentation it creates in the ordinary course of its business and Pfizer shall have no responsibility to conduct any particular audit or testing, create any specific documentation or to provide any interpretation of testing results, determination of the level of any potential deficiencies, risk assessments or materiality determinations (and, for clarity, the use of any such information provided by Pfizer is solely the Company's responsibility, without limiting the last sentence of this Section 2.11). To the extent required by the Company in connection with its auditing requirements, the Company shall have the right to perform or have Pfizer perform, in each case at Pfizer's option and upon reasonable written notice, an audit and testing of any Pfizer Managed Control or Process. If Pfizer agrees that the Company may perform such audit and testing then, upon reasonable written notice to Pfizer, Pfizer shall permit the Company representatives access during reasonable business hours and such audit may include reasonable testing procedures to cover key Financial and IT Controls within Pfizer

Managed Controls or Processes, provided that, if any such audit or testing could provide or result in the Company having access to any sensitive Confidential Information of Pfizer (including tax and transfer pricing information), Pfizer may request that the Company appoint an independent third party audit firm reasonably acceptable to Pfizer to conduct such audit and testing. All Costs of any such audits, including the Costs of a third party audit firm, shall be borne by the Company. Within thirty (30) days of completing such audit, the Company shall submit a report to Pfizer with its findings. Any information obtained or observed by the Company during an audit shall be subject to the confidentiality obligations set forth in Section 6.09 and 6.10 of the Separation Agreement. For clarity, unless the remediation or modification is necessitated by a change or discontinuation in service or other action by Pfizer, Pfizer shall have no responsibility to conduct any remediation or modification of any Pfizer Managed Control or Process unless otherwise agreed to by Pfizer in advance in writing in each instance, and, if any such remediation or modification (to the extent so agreed by Pfizer) is primarily for the benefit of the Company, the Company shall reimburse any Costs incurred by Pfizer or its Affiliates in connection therewith.
SECTION 2.12 Transition Employees
(a) With respect to each individual identified on Schedule 12 to Exhibit A (each a "Transition Employee"), subject to the terms and conditions hereof, Pfizer shall continue to employ such individual for his or her usual and customary function in connection with the applicable Service during the applicable Service Period until such individual becomes an employee of the Company or otherwise ceases to be an employee of Pfizer (the "Employee Transition Term"). The Company shall offer to continue such employment as of the day immediately following the expiration of the Employee Transition Term to each Transition Employee. All Costs associated with the Transition Employees shall be borne by the Company and reimbursed by the Company to Pfizer in accordance with Section 5.1(a), Section 6.1, and Section 6.2.
(b) All Transition Employees shall, and the Company shall ensure that all Transition Employees do, comply with (i) all of policies and practices of and contractual obligations to Pfizer or its Affiliates, if any, applicable to such Transition Employee, and (ii) all terms and conditions of employment applicable to such Transition Employee.
ARTICLE III
CONFIDENTIALITY
SECTION 3.1 Confidentiality. Subject to Section 10.1(c), the confidentiality obligations of the Parties and each member of their respective Groups hereunder shall be governed, mutatis mutandis, by Section 6.09 and Section 6.10 of the Separation Agreement.
ARTICLE IV
TERM; TERMINATION
SECTION 4.1 Term. The Parties agree that, except as otherwise provided in this Agreement, all Services commenced on the Service Commencement Date shall terminate at the expiration of the “Service Period” set forth in Exhibit A with respect to such Service, unless earlier terminated pursuant to Section 4.2 (the "Term"). This Agreement shall expire upon the expiration or termination of the last Service to expire or be terminated.
SECTION 4.2 Termination.
(a) Any Service may be terminated, in whole or in part, by either Party by obtaining the written agreement of the other Party.
(b) The Company may terminate, in whole only, the provision of any Service by notifying Pfizer in writing at least ninety (90) days (or any longer period that may be set forth in Exhibit A with respect to a given Service) in advance of such termination; provided, however, that, except as specifically provided otherwise in a schedule, exhibit or appendix hereto, no such notice may be given until the sixtieth (60th) day following the Effective Date. For clarity, partial reduction in the provision of any Service may only be made with the prior written consent of Pfizer pursuant to Section 4.2(a).
(c) Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 10.8) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of thirty (30) days (or with respect to any failure by the Company to make any payment as provided for under this Agreement five (5) days) after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this

Agreement. For the avoidance of doubt, the Company’s obligations under Section 2.10 shall be deemed to be material obligations under this Agreement.
SECTION 4.3 Effect of Expiration and Termination; Accrued Rights; Survival.
(a) Expiration and termination of this Agreement, in part or in its entirety, shall not extinguish any rights or obligations that have accrued to the benefit of either Party prior to such expiration or termination (as applicable), including any rights of Pfizer to receive payment under Section 5.1 hereof.
(b) The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration and termination of this Agreement, in part or in its entirety: Article III, Article VIII, Article IX and Article X, and Sections 4.3, 5.2, and 7.1. For the avoidance of doubt, Pfizer shall be under no obligation to provide any technical support for any migrated data, systems or applications following the termination date of any Service in respect thereof except to the extent that the need for technical support is a direct result of Pfizer’s breach of this Agreement.
ARTICLE V
COMPENSATION
SECTION 5.1 Compensation
(a) The Company shall pay to Pfizer in accordance with the terms of this Agreement: (i) the Set-Up Costs, (ii) the Service Exit Costs, and (iii) beginning on the Service Commencement Date, a monthly fee for each Service provided to the Company and its Affiliates hereunder in accordance with the charges for such Service set forth in Exhibit A (the "Monthly Service Fees", and together with the Set-Up Costs, Service Exit Costs, the "Service Fees"). To the extent that any Third-Party Costs are not reflected in Pfizer's calculation of the Service Fee under this Section 5.1(a), such Third-Party Costs shall be in addition to the Service Fee. For clarity, all Third-Party Costs will be passed through to the Company at Pfizer's or its Affiliates' cost without markup in accordance with this Article V.
(b) Pursuant to Section 5.1(a), it is the intent of the Parties that, for the first two years during which Pfizer provides the Services to the Company under this Agreement, the Service Fees set forth in Exhibit A reasonably approximate the Costs of providing the Services, including the cost of employee wages and compensation, without any intent to cause Pfizer to receive profit or incur loss. For each Service that Pfizer continues to provide to the Company beyond such two-year period, Pfizer may also introduce into the relevant Monthly Service Fee a mark-up on Internal Costs of seven percent (7%), which percentage shall remain in effect unless and until amended upon the mutual written consent of the Parties. If at any time Pfizer believes that the Monthly Service Fee contemplated by a specific Service in Exhibit A is materially insufficient to compensate it for the Cost of providing the Services it is obligated to provide hereunder, or the Company believes that the Monthly Service Fee contemplated by a specific Service in Exhibit A materially overcompensates Pfizer for such Services (taking into account, after the first two years during which Pfizer provides the Services to the Company under this Agreement, the seven percent (7%) mark-up on Internal Costs), such Party shall notify the other Party as soon as possible, and the Parties hereto will commence good-faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods. Without limitation of the foregoing, the Parties acknowledge and agree that additional employee hiring or retention costs not reflected in Exhibit A may be reasonably incurred by Pfizer to hire or retain necessary employees to provide Services, which costs shall be for the account of the Company and shall be reimbursed by the Company to Pfizer in accordance with Section 5.1(a), Section 6.1, and Section 6.2, and shall be subject to prior written approval of the Company if they exceed $50,000 individually or $250,000 in the aggregate.
(c) Unless otherwise agreed by the Parties in writing, if following the second anniversary of the Effective Date, the Company requests that the Term of a Service be extended for three (3) months or more, or the Company fails to exit a Service upon the expiration of the Term of such Service, then all Service Fees payable on or after the original termination date of, and with respect to, such Service, shall be subject to a ten percent (10%) surcharge for six (6) months and a fifteen percent (15%) surcharge thereafter. For the avoidance of doubt, such surcharge shall also be applied to any mark-up on Internal Costs pursuant to Section 5.1(b). This Section 5.1(c) shall not be construed to create any obligation on Pfizer to provide any Service beyond the Term of such Service set forth on Exhibit A.
SECTION 5.2 Taxes.
(a) Service Fees set forth on Exhibit A are exclusive of any VAT chargeable with respect to the supply of the Services to the Company or a member of the Company Group under this Agreement, and VAT, as appropriate, shall be added to the amount invoiced pursuant to this Agreement. In the event of any amendment to VAT legislation or for any other reason the sums invoiced without VAT in accordance with this Agreement become or are subject to VAT, then the applicable invoices shall be deemed to be exclusive of VAT (if any) and the Company or the member of the Company Group receiving such invoices shall, in addition to the sums payable, pay Pfizer, or its invoicing Affiliate, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.
(b) The Company or the applicable member of the Company Group shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes) imposed by applicable taxing authorities attributable to the supply of Services to the Company Group or any payment hereunder, whether or not such taxes, levies or charges are shown on any invoices. If Pfizer or its applicable Affiliate is required to pay any part of such taxes, levies or charges, the Company shall, or shall cause the applicable member of the Company Group to, reimburse Pfizer or its applicable Affiliate for such taxes, levies and charges.
(c) In the event that applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment by the Company (or the applicable member of the Company Group) to Pfizer (or its applicable Affiliate) under this Agreement the amount payable to Pfizer (or its applicable Affiliate) shall be increased as necessary so that, after the Company (or the applicable member of the Company Group) has withheld amounts required by applicable Law, Pfizer (or its applicable Affiliate) receives an amount equal to the amount it would have received had no such withholding been required, and the Company (or the applicable member of the Company Group) shall withhold such taxes, levies or charges and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law and provide Pfizer (or its applicable Affiliate) with a receipt confirming such payment. Pfizer shall reasonably cooperate with the Company to determine whether any such deduction or withholding applies to the Services, and if so, shall further reasonably cooperate to minimize applicable withholding taxes.
(d) Each Party shall, and shall use commercially reasonable efforts to cause all members of its respective Group to, cooperate and reach mutual agreement with the other Party in all matters relating to (i) identification of the jurisdiction(s) in which each Service provided under this Agreement is performed or received, (ii) any allocation required by applicable Law between the site of performance and the site of receipt with respect to each such Service and (iii) timely notifying the other Party with respect to any changes to such jurisdiction(s) with respect to each such Service. Further, Pfizer and the Company will reasonably cooperate with one another to reduce any applicable withholding Tax to the extent allowed under applicable Law.
(e) Cross-border Services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision or any similar provision applying outside the European Union, such that the Company (or the applicable member of the Company Group), and not Pfizer nor its applicable Affiliate, is obliged to account for VAT chargeable in relation to the Services. In such case, the Company hereby agrees that with respect to each applicable jurisdiction, the Company will itself, or will cause the applicable member of the Company Group to, account for VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder and that Pfizer will (to the extent legally possible), or will cause its applicable Affiliate to (to the extent legally possible), issue invoices without local VAT. The Company agrees that with respect to each such jurisdiction, the Company will, or will cause the applicable member of the Company Group to, provide on request to Pfizer or the invoicing Affiliate of Pfizer, a valid VAT registration number and certificate (or equivalent documentation) in the jurisdiction with respect to the receipt of such cross-border Services.
ARTICLE VI
PAYMENT TERMS
SECTION 6.1 Invoicing. Unless otherwise specified in Exhibit A, Pfizer shall invoice the Company for the Service Fee for each of the Services performed, and if applicable any Third-Party Costs incurred by Pfizer or its Affiliates in connection therewith and not included in the Service Fee, hereunder in each of the relevant countries on a monthly basis at the end of each month. Any Set-Up Costs and Service Exit Costs shall be invoiced by Pfizer as soon as reasonably practicable after the relevant Costs have been incurred. The Company shall pay Pfizer, through its local Affiliates, all amounts as may be due hereunder, within sixty (60) days from the date of invoice in the currency of the country in which the Service is provided. All such invoices shall be delivered to the Company's local Affiliate or as the Company shall later designate to Pfizer. Any correspondence concerning such invoices shall be made to Pfizer at 235 East 42nd Street, New York, New York 10017, Attention: Ian Hamilton, or as Pfizer shall later designate to the Company.
SECTION 6.2 Interest. Pfizer reserves the right to charge interest on any amount that has been due from the Company for more than sixty (60) days, at an annual interest rate of five percent (5%), accruing from the date payment was due through the date of actual payment.

ARTICLE VII
INTELLECTUAL PROPERTY AND DATA
SECTION 7.1 Ownership of Intellectual Property and Data.
(a) Pfizer shall be the sole and exclusive owner of all Intellectual Property that it or any member of the Pfizer Group, or any of its or their third party service providers, subcontractors and consultants, creates under this Agreement, including any modifications to its systems and software, and any Intellectual Property created in performance of the Services (except as expressly provided in Section 7.1(b)). The Company shall be the sole and exclusive owner of all Intellectual Property it creates under this Agreement.
(b) All data collected or created pursuant to a Service and on behalf of the Company shall be owned by the Company, except that Pfizer shall own technical data generated or created in providing the Services that relate to the operation of Pfizer’s business infrastructure.
(c) To the extent that any right, title or interest in or to any Intellectual Property or data vests in a member of a Group, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, either Pfizer or the Company, as applicable, shall, and hereby does, on behalf of itself and such member of its Group, perpetually and irrevocably assign to the other Party or a member of such Party’s Group any and all such right, title and interest throughout the world in and to such Intellectual Property and data, free and clear of all liens and encumbrances, without the need for any further action by any Group. Except as set forth in Section 7.1(a) and Section 7.1(b), Pfizer, on the one hand, and the Company, on the other hand, retains all right, title and interest in and to their respective Intellectual Property and data, and no other license or other right, express or implied, is granted to any member of either Group to the other Group’s intellectual property or data under this Agreement.
SECTION 7.2 License Grants.
(a) Pfizer hereby grants to the Company Group a non-exclusive, non-sublicensable, non-transferable, limited license to use during the Term the Intellectual Property provided by Pfizer to the Company Group under this Agreement, solely to the extent required to receive the Services.
(b) The Company hereby grants to the Pfizer Group a non-exclusive, non-sublicensable, non-transferable, limited license to use during the Term the Intellectual Property provided to the Pfizer Group by the Company under this Agreement, solely to the extent required to provide the Services.
ARTICLE VIII
LIMITATIONS OF LIABILITY; THIRD PARTY CLAIMS
SECTION 8.1 Limitations of Liability.
(a) Limitation of Liability for Service Noncompliance. Except with respect to Pfizer’s gross negligence or willful misconduct, Pfizer’s maximum liability to, and the sole remedy of, the Company under or in connection with this Agreement (including any breach hereof) shall be the greater of (i) a refund of the fees paid for the particular Service, (ii) the Company’s incremental cost of performing the Service itself or (iii) the Company’s incremental cost of obtaining the Service from a third party; provided that, in each case, the Company shall exercise its reasonable best efforts under the circumstances to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which provide the functional equivalent of the Services replaced. The Company agrees that the receipt by any member of the Company Group of Services shall be an unqualified acceptance of, and a waiver by, the Company Group of their rights to assert any claim with respect to Service Noncompliance unless the Company gives written notice of the Service Noncompliance to Pfizer within the later of (i) thirty (30) days after the date on which the Company became, or should have become, aware of the facts, events, occurrences or circumstances underlying such claim or (ii) sixty (60) days after receipt of the Service by such member of the Company Group; provided that, in no event shall the Company be entitled to give notice of a Service Noncompliance more than twelve (12) months after receipt of the Service by any member of the Company Group.
(b) General Limitation of Liability. Notwithstanding anything to the contrary contained herein, in no event shall Pfizer’s liability under or in connection with this Agreement or the Services in the aggregate exceed the amount of fees paid by the Company to Pfizer under Section 5.1 hereof.
(c) Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT WILL EITHER PARTY OR ANY PERSON IN ITS

RESPECTIVE GROUP BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY DAMAGES, INCLUDING SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, TO A PERSON WHO IS NOT IN EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS Section 8.1(c).
(d) Disclaimer of Representations and Warranties. Each of Pfizer (on behalf of itself and each MEMBER OF the Pfizer Group) and the Company (on behalf of itself and each MEMBER OF the Company Group) understands and agrees that, except as expressly set forth herein or in THE SEPARATION AGREEMENT OR in any OTHER Ancillary Agreement, NEITHER PARTY MAKES ANY EXPRESS REPRESENTATIONS OR WARRANTIES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING warranties of habitability, merchantability, fitness for any particular purpose, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY, and all other warranties arising under the Uniform Commercial Code (or similar foreign laws).
SECTION 8.2 Mutual Releases; Indemnification. For the avoidance of doubt and subject to the provisions set forth in Section 8.1, the Parties’ mutual release and indemnification obligations hereunder shall be governed, mutatis mutandis, by ARTICLE IV of the Separation Agreement.
ARTICLE IX
DISPUTE RESOLUTION
SECTION 9.1 Dispute Resolution. Prior to the initiation of any Action relating to this Agreement and subject to the obligations set forth in Section 2.4 and Section 5.1(b), any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated hereby shall first be referred to the relevant Service Functional Leads and TSA Managers, who shall attempt in good faith to resolve any such dispute, controversy or claim. If such dispute, controversy or claim cannot be resolved by the relevant Service Functional Leads and TSA Managers, it shall be referred to the TSA Executives, who shall attempt, in good faith, to resolve such dispute, controversy or claim. Prior to the Distribution, any dispute, controversy or claim that is not resolved by the TSA Executives may be resolved by Pfizer in its sole discretion. Following the Distribution, any dispute, controversy or claim that is not resolved by the TSA Executive shall be referred to the Chief Executive Officer of the Company and the Chief Financial Officer of Pfizer for resolution. In the event that any Party, after complying with the provisions set forth in this Section 9.1 desires to commence an Action relating to this Agreement, such Party, subject to Section 10.15, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Counterparts; Entire Agreement; Corporate Power.
(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
(b) This Agreement, the Separation Agreement, the other Ancillary Agreements, and the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. There are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.
(c) In the event of any inconsistency between this Agreement and the R&D Agreement, to the extent such conflict relates to or is in connection with (i) intellectual property ownership, (ii) intellectual property access or use rights, or (iii) confidentiality, the R&D Agreement shall control. In the event of any inconsistency between this Agreement and any exhibit, schedule or appendix hereto the provisions of the exhibit, schedule or appendix will control.

SECTION 10.2 No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.
SECTION 10.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws (other than Section 5–1401 and 5–1402 of the New York General Obligations Law) of the State of New York.
SECTION 10.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or Parties hereto.
SECTION 10.5 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or the Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
SECTION 10.6 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
If to Pfizer, to:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Executive Vice President and General Counsel
with a copy to:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Andrew J. Muratore

If to the Company to:
Zoetis Inc.
5 Giralda Farms
Madison, NJ 07940
Attention: General Counsel
with a copy to:
Zoetis Inc.
5 Giralda Farms
Madison, NJ 07940
Attention: Katherine H. Walden
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
SECTION 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any

Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
SECTION 10.8 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.
SECTION 10.9 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.10 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.
SECTION 10.11 Cumulative Effect. The rights and obligations of the Parties under this Agreement shall be cumulative to and not exclusive of the rights and obligations of the parties contained in the Separation Agreement; provided that the remedies provided in this Agreement shall not be cumulative with any duplicative remedies available pursuant to the Separation Agreement.
SECTION 10.12 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
SECTION 10.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
SECTION 10.14 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
SECTION 10.15 Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of ARTICLE IX, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City, (b) waives any objection which such Party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such Party and (c) consents to the service of process at the address set forth for notices in Section 10.6; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.
SECTION 10.16 WAIVER OF JURY TRIAL. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
SECTION 10.17 No Agency. Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee. Neither Party shall have the power to assume, create, or incur liability or any obligation of any kind, express or implied, in the named of or on behalf of the other party by virtue of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Transitional Services Agreement to be executed by their duly authorized representatives.

PFIZER INC.

By:	/s/: Robert E. Landry
Name:	Robert E. Landry
Title:	Senior Vice President & Treasurer

ZOETIS INC.

By:	/s/: Heidi C. Chen
Name:	Heidi C. Chen
Title:	General Counsel and
Corporate Secretary